UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

PREMIER COMMUNITY BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-18868	54-1560968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4095 Valley Pike Winchester, Virginia	22602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 869-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2007, Premier Community Bankshares, Inc. (the “Company”) entered into an Agreement and Plan of Reorganization (the “Agreement”) with United Bankshares, Inc. (“United”). The Agreement sets forth the terms and conditions of United’s acquisition of the Company through the merger of the Company with and into a subsidiary of United (the “Merger”).

Under the terms of the Agreement, United will issue to the shareholders of the Company, for each share of the Company’s common stock that they own, 0.93 shares of United’s common stock or $34.00 in cash, subject to the limitation that no less than 50% and no more than 65% of the total consideration will be in the form of stock. Shareholders of the Company may elect to receive United’s common stock, cash, or a combination of common stock and cash for their shares of the Company’s common stock, subject to pro ration in the event that the aggregate stock elections are less than the 50% minimum or exceed the 65% maximum.

In addition, at the effective time of the Merger, each outstanding option to purchase shares of the Company’s common stock under any of the Company’s stock plans shall vest pursuant to its terms and shall be converted into an option to acquire the number of shares of United’s common stock equal to the number of shares of the Company’s common stock underlying the option multiplied by 0.93. The exercise price of each option will be adjusted accordingly.

The Agreement also provides for the merger of The Marathon Bank, Rockingham Heritage Bank and Premier Bank, the three wholly-owned banking subsidiaries of the Company, with and into United Bank, a wholly-owned subsidiary of United, immediately after the effective time of the Merger.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the Company’s shareholders and the receipt of all required regulatory approvals. The Merger is expected to be completed in the second quarter or early third quarter of 2007.

The Agreement provides that, if either party terminates the Agreement because the Company’s shareholders did not approve it and at that time there is a current proposal for a business combination involving the Company or any of its subsidiaries from another party, or because the Company’s board of directors failed to recommend that shareholders approve and adopt the Agreement, the Company will pay United a break-up fee of $8 million.

A copy of the Agreement is being filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 1.01. The description of the Agreement above is a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement. The Agreement has been included to provide information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. Such information can be found in the other public filings that the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by the Company are qualified by information in the confidential disclosure schedules attached to the Agreement. While the Company does not believe that these schedules contain information that securities laws require it to disclose publicly, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

A copy of the Company’s press release announcing the Merger is being filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of January 26, 2007, by and between United Bankshares, Inc. and Premier Community Bankshares, Inc.

99.1	Press Release dated January 29, 2007, announcing execution of the Reorganization Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER COMMUNITY BANKSHARES, INC.
(Registrant)

Date: January 29, 2007	By:	/s/ John A. Willingham
John A. Willingham
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of January 26, 2007, by and between United Bankshares, Inc. and Premier Community Bankshares, Inc.

99.1	Press Release dated January 29, 2007, announcing execution of the Reorganization Agreement